EXHIBIT 99

                      FOR IMMEDIATE RELEASE


        MEDIA CONTACT:                       INVESTOR CONTACT:
        Alan Marks                           Pamela Catlett
        503.671.4235                         503.671.4589


       NIKE REPORTS SECOND QUARTER EARNINGS PER SHARE OF $1.24,
                  UP 23 PERCENT FROM PRIOR YEAR

       Worldwide futures orders up 2.9 percent, up 5.4 percent excluding effects of foreign currency

Beaverton, OR (March 21, 2006) - NIKE, Inc. (NYSE:NKE) today reported record results for the third quarter ended February 28, 2006. Third quarter revenues increased nine percent to $3.6 billion, compared to $3.3 billion for the same period last year. Changes in currency exchange rates reduced revenue growth by three percentage points. Net income grew 19 percent to $325.8 million, compared to $273.4 million in the prior year. Diluted earnings per share grew 23 percent to $1.24, versus $1.01 last year.

"We're very pleased with the performance of the Nike brand and our Nike Inc. portfolio, both for the quarter and year to date," said Mark Parker,
President and Chief Executive Officer, Nike, Inc.   "The strength of our
product pipeline, brand portfolio and global reach is enabling us to balance continued challenges in markets such as Western Europe and Japan with strong momentum in other key markets and regions. This, combined with our ability to manage expenses, enabled us to deliver on our long-term goal of sustainable, profitable growth." *

Futures Orders

The Company reported worldwide futures orders for athletic footwear and apparel, scheduled for delivery from March 2006 through July 2006, totaling $5.4 billion, 2.9 percent higher than such orders reported for the same period last year. Changes in currency exchange rates reduced this growth, as global futures orders grew by 5.4 percent excluding the impact of currency changes.*

By region, futures orders for the U.S. increased six percent; Europe (which includes the Middle East and Africa) declined two percent; Asia Pacific grew five percent; and the Americas increased ten percent. Changes in currency exchange rates reduced the reported futures orders by five percentage points in Europe and by four percentage points in the Asia Pacific region. In the Americas region, two percentage points of the increase were due to changes in currency exchange rates.*

Regional Highlights

U.S.
____
During the third quarter, U.S. revenues increased 14 percent to $1.4 billion versus $1.3 billion for the third quarter of fiscal 2005. U.S. athletic footwear revenues increased 18 percent to $1.0 billion. Apparel revenues increased six percent to $366.6 million. Equipment revenues declined three percent to $70.3 million. U.S. pre-tax income improved ten percent to $286.2 million.

Europe
______
Revenues for the European region declined five percent to $980.1 million from $1.0 billion for the same period last year. Changes in currency exchange rates reduced revenue growth by nine percentage points. Footwear revenues were $563.8 million, down eight percent from $615.3 million a year ago. Apparel revenues decreased by one percent to $347.1 million and equipment revenues increased three percent to $69.2 million. Pre-tax income declined five percent to $208.7 million.


Asia Pacific
____________
Third quarter revenues for the Asia Pacific region grew 13 percent to $532.3 million compared to $472.8 million a year ago. Changes in currency exchange rates reduced revenue growth by four percentage points. Footwear revenues were up 19 percent to $284.1 million, apparel revenues increased six percent to $199.0 million and equipment revenues grew six percent to $49.2 million. Pre-tax income increased 19 percent to $119.6 million.

Americas
________
Revenues in the Americas region increased 41 percent to $203.1 million, an improvement from $143.7 million in the third quarter of fiscal 2005. Changes in currency exchange rates contributed 11 percentage points to this growth rate. Footwear revenues were up 44 percent to $143.7 million, apparel revenues increased 33 percent to $44.4 million and
equipment jumped 42 percent to $15.0 million.   Pre-tax income was up 69
percent to $38.5 million.

Other Businesses
________________
Third quarter Other business revenues, which include Converse Inc., NIKE Golf, NIKE Bauer Hockey Inc., Cole Haan, Hurley International LLC and Exeter Brands Group LLC, grew 17 percent to $454.5 million from $389.6 million last year. Pre-tax income was up 90 percent to $43.6 million.

Income Statement Review

Gross margins were 43.6 percent in the third quarter compared to 44.1 percent last year. Selling and administrative expenses were 30.1 percent of third quarter revenues, compared to 31.3 percent last year. The effective tax rate for the third quarter was 35.7 percent.

Balance Sheet Review

At quarter end, global inventories stood at $2.0 billion, an increase of 16 percent from February 28, 2005. Cash and short-term investments were $2.0 billion at the end of the quarter, compared to $1.6 billion last year.

Share Repurchase

During the quarter, the Company purchased a total of 1,494,000 shares for approximately $128 million in conjunction with the Company's four-year, $1.5 billion share repurchase program that was approved by the Board of Directors in June 2004.

NIKE, Inc. based near Beaverton, Oregon is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned Nike subsidiaries include Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; NIKE Bauer Hockey Inc., a leading designer and distributor of hockey equipment; Cole Haan, a leading designer and marketer of luxury shoes, handbags, accessories and coats; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories and Exeter Brands Group LLC, which designs and markets athletic footwear and apparel for the value retail channel.

NIKE's earnings releases and other financial information are available on the Internet at www.NikeBiz.com/invest.

* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q,
and 10-K.   Some forward-looking statements in this release concern
changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and "at once" orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.


                              (Tables Follow)



                                     NIKE, INC.
                           CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE QUARTER ENDED FEBRUARY 28, 2006

                                  (In millions, except per share data)
INCOME                         QUARTER ENDING                YEAR-TO-DATE ENDING
STATEMENT                  02/28/2006  02/28/2005  %Chg   02/28/2006  02/28/2005  %Chg
======================================================  ============================
Revenues                     $3,612.8    $3,308.2    9%    $10,949.5   $10,018.3    9%
Cost of sales                 2,038.7     1,849.4   10%      6,115.9     5,585.6    9%
                          _______________________           ______________________
Gross margin                  1,574.1     1,458.8    8%      4,833.6     4,432.7    9%
                               43.6 %      44.1 %             44.1 %      44.2 %

Selling and administrative
 expense                      1,086.6   1,035.7      5%      3,245.7     3,082.5    5%
                               30.1 %      31.3 %               29.6 %      30.8 %

Interest (income) expense, net (8.4)      (0.1)      -         (20.5)        8.4    -
Other (income) expense, net   (10.7)       9.8       -         (22.0)       19.9    -
                          -----------------------           ----------------------

Income before income taxes    506.6       413.4     23%      1,630.4     1,321.9   23%

Income taxes                  180.8       140.0     29%        571.2       459.8   24%
                          -----------------------           ----------------------
                             35.7 %      33.9 %               35.0 %      34.8 %

Net income                   $325.8      $273.4     19%     $ 1,059.2     $862.1   23%
                          =======================           ======================
Diluted EPS                   $1.24       $1.01     23%        $4.00       $3.18   26%
                        =======================             ======================
Basic EPS                     $1.26       $1.04     21%        $4.08       $3.28   24%
                        =======================             ======================


Weighted Average Common Shares Outstanding:

Diluted                       263.4       271.7              264.6       270.9
Basic                         258.9       263.3              259.6       263.1
                        =======================         =======================
Dividends declared            $0.31       $0.25              $0.87       $0.70
                        =======================         =======================



NIKE, INC.
BALANCE SHEET*                                   02/28/2006   02/28/2005
=========================================================================
   ASSETS
Current assets:
   Cash and equivalents                            $1,472.1     $1,222.5
   Short-term investments                             535.0        418.3
   Accounts receivable, net                         2,351.6      2,304.9
   Inventories                                      2,034.2      1,746.8
   Deferred income taxes                              115.0        170.5
   Prepaid expenses and other
     current assets                                   536.8        355.5

   Total Current Assets                             7,044.7      6,218.5

Property, plant and equipment                       3,283.2      3,302.9
   Less accumulated depreciation                    1,684.8      1,679.7
   Property, plant and equipment, net               1,598.4      1,623.2

Identifiable intangible assets, net                   406.2        403.2
Goodwill                                              135.3        135.4
Deferred income taxes and other assets                333.6        291.6

                                                 ------------------------
Total Assets                                       $9,518.2     $8,671.9
                                                 ========================

   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt                 $254.7         $6.4
   Notes payable                                       79.3        101.3
   Accounts payable                                   785.8        630.8
   Accrued liabilities                              1,128.9      1,164.6
   Income taxes payable                                55.5        182.7

   Total Current Liabilities                        2,304.2      2,085.8

Long-term debt                                        411.3        691.4
Deferred income taxes and other liabilities           540.8        467.3
Redeemable preferred stock                              0.3          0.3
Shareholders' equity                                6,261.6      5,427.1

                                                 ------------------------
Total Liabilities and Shareholders' Equity         $9,518.2     $8,671.9
                                                 ========================

*Certain prior year amounts have been reclassified to conform to fiscal year 2006 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.


NIKE, INC                      QUARTER ENDING               YEAR-TO-DATE ENDING
Divisional Revenues       02/28/2006 02/28/2005  %Chg   02/28/2006 02/28/2005  %Chg
=====================================================  ============================
U.S. Region
     Footwear               $1,005.9     $849.6   18%     $2,838.5   $2,451.0   16%
     Apparel                   366.6      345.8    6%      1,195.9    1,121.8    7%
     Equipment                  70.3       72.8   -3%        224.4      229.1   -2%
                         ----------------------        ----------------------
          Total              1,442.8    1,268.2   14%      4,258.8    3,801.9   12%

EMEA Region
     Footwear                  563.8      615.3   -8%      1,782.1    1,810.4   -2%
     Apparel                   347.1      351.3   -1%      1,161.9    1,131.0    3%
     Equipment                  69.2       67.3    3%        231.0      211.5    9%
                         ----------------------        ----------------------
          Total                980.1    1,033.9   -5%      3,175.0    3,152.9    1%

Asia Pacific Region
     Footwear                  284.1      237.9   19%        766.9      693.1   11%
     Apparel                   199.0      188.3    6%        590.1      544.9    8%
     Equipment                  49.2       46.6    6%        138.2      124.3   11%
                         ----------------------        ----------------------
          Total                532.3      472.8   13%      1,495.2    1,362.3   10%

Americas Region
     Footwear                  143.7       99.6   44%        478.7      344.2   39%
     Apparel                    44.4       33.5   33%        140.5      115.9   21%
     Equipment                  15.0       10.6   42%         49.7       34.6   44%
                         ----------------------        ----------------------
          Total                203.1      143.7   41%        668.9      494.7   35%

                             3,158.3    2,918.6    8%      9,597.9    8,811.8    9%

Other                          454.5      389.6   17%      1,351.6    1,206.5   12%

Total NIKE, Inc. revenues   $3,612.8   $3,308.2    9%    $10,949.5  $10,018.3    9%







NIKE, INC
                            QUARTER ENDING                   YEAR-TO-DATE ENDING
Pre-tax Income1,*        02/28/2006 02/28/2005 %Chg         02/28/2006 02/28/2005 %Chg
===================================================================================
USA Region             $  286.2   $  260.1    10%          $  897.1   $  815.5   10%
EMEA Region               208.7      219.3    -5%             733.1      663.3   11%
Asia Pacific Region       119.6      100.4    19%             326.2      275.8   18%
Americas Region            38.5       22.8    69%             140.5       87.5   61%
Other                      43.6       23.0    90%             106.6       84.0   27%
Corporate2               (190.0)    (212.2)   10%            (573.1)    (604.2)   5%
                      ______________________               _____________________
Total Pre-tax Income1  $  506.6   $  413.4    23%          $1,630.4   $1,321.9   23%
                      ======================               =====================


_____________________




1 The Company evaluates performance of individual operating segments based on pre-tax income. Total pre-tax income equals Income before income taxes as shown on the Consolidated Income Statement.

2 "Corporate" represents items necessary to reconcile to total pre-tax income, which includes corporate costs that are not allocated to the operating segments for management reporting and intercompany eliminations for specific items in the Consolidated Income Statement.

* Certain prior year amounts have been reclassified to conform to fiscal year 2006 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.